Exhibit 99.1

Regulus Therapeutics Announces Private Placement of Equity

Definitive Agreement for $19.4 Million in Gross Proceeds

LA JOLLA, Calif., December 1, 2020 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today announced that it has entered into a definitive securities purchase agreement in connection with a private placement to existing institutional and other accredited investors as well as new institutional investors. Upon the closing of the financing, which is anticipated to occur on December 3, 2020, the Company expects to receive gross proceeds of approximately $19.4 million, not including any proceeds that may be received upon exercise of warrants. The closing of the financing is subject to customary closing conditions. H.C. Wainwright & Co. is acting as the exclusive placement agent for the financing.

Under the securities purchase agreement, the investors have agreed to purchase approximately 24.3 million shares of the Company’s Common Stock (“Common Stock”) and accompanying warrants to purchase up to an aggregate of approximately 18.2 million shares of Common Stock, at a combined purchase price of $0.7158 per share and accompanying warrant to purchase 0.75 of a share of Common Stock, except that the price per share for executive officers and directors participating as investors in the financing is $0.7239 per share and accompanying warrant to purchase 0.75 of a share of Common Stock. Certain investors have also agreed to purchase, in lieu of shares of Common Stock, an aggregate of approximately 272,970 shares of non-voting Class A-3 convertible preferred stock at a price of $6.22 per share, and accompanying warrants to purchase an aggregate of up to approximately 2.0 million shares of Common Stock at a price of $0.125 for each share of Common Stock underlying the warrants. Each share of non-voting Class A-3 convertible preferred stock will be convertible into 10 shares of Common Stock, subject to certain beneficial ownership conversion limitations. The warrants will be exercisable for a period of five years following the date of issuance and will have an exercise price of $0.7464 per share, subject to proportional adjustments in the event of stock splits or combinations or similar events. The closing is expected to occur on December 3, 2020, subject to customary closing conditions.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in La Jolla, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the timing, size and completion of the private placement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com